Exhibit 10.12
As of April 1, 2006
Mr. Wayne Levin
Via Personal Delivery
Re.: Employment Agreement
Dear Wayne:
     On behalf of Lions Gate Films Inc. (“Company”), this is to confirm the terms of your employment by the Company. We refer to you herein as “Employee”. The terms of Employee’s employment from this date forward are as follows:
     1. The term of this agreement (“Agreement”) will begin April 1, 2006 and end March 31, 2009 (“Term”). During the Term of this Agreement, Employee will serve as General Counsel and Executive Vice President, Corporate Operations. Employee shall report to the CEO in his capacity as General Counsel and to the COO, or person performing substantially such role in his capacity as Executive Vice President, Corporate Operations. For the purpose hereof, Employee agrees that Steve Beeks performs such function. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by Company.
     The Company may, at its sole discretion, extend the Term of this Agreement for an additional year, commencing April 1, 2009 and ending March 31, 2010 (“Option Year”) by giving notice to Employee of its election to extend this Agreement at least 180 days before that date.
     So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.
     2. (a) The following compensation will be paid to Employee during the Term of this Agreement:
          Base Salary. During the Term of this Agreement, the Company agrees to pay Employee a base salary as follows:
          For first year of the Term, the rate of $400,000 per year, payable in accordance with the Company’s normal payroll practices in effect.

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          For the remainder Term, the rate of $500,000 per year, payable in accordance with the Company’s normal payroll practices in effect.
          During the Option year, the rate of $600,000 per year, payable in accordance with the Company’s normal payroll practices in effect.
          Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.
     (b) Bonuses:
     (i) An annual bonus at the full discretion of the CEO;
     (ii) An annual bonus of 25% of Base Salary based upon Established Goals. The Established Goals shall be set forth in writing at the beginning of each fiscal, and shall be discussed in good faith between Company and Employee;
     (iii) An annual bonus of 25% of Base Salary based upon the EBITDA of the Company on a most favored nation basis with any person receiving an EBITDA based bonus. For the sake of clarity, the MFN basis applies to the definition of EBITDA, the EBITDA target, and the percentages of Base Salary payable at various levels if the EBITDA target; and
     (iv) Change of Control of Bonus: For the purposes of this Agreement, Change of Control shall have the same meaning as set forth in the employment agreement of Michael Burns, dated as of September 1, 2003. Company shall pay Employee a Bonus of $1,000,000 upon a Change of Control. Notwithstanding anything to the contrary, this Change of Control Bonus shall vest 100% if discussions relating and leading to the Change of Control commence during the Term hereof whether are not the Change of Control is actually consummated after the Term or the termination hereof. However, this bonus shall unvest and not be payable if the principal agreement giving rise to the Change of Control is not signed within one year of Employee’s termination of employment.
     (iv) Two Past Services Bonuses: The first in the amount of $100,000, which shall be paid April 3, 2006; and the Second in the amount of $125,000 which shall be paid April 3, 2007. These Bonuses shall not be applicable against any other Bonus and shall not be counted as any portion of Employee’s bonus for the fiscal year 2006.
     3. As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans, including Senior Management Plans, to the same extent as other employees, subject to the terms of such plans.

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     4. Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of Employee’s supervisor, and (ii) the demands and requirements of Employee’s duties and responsibilities under the Agreement. There are no paid vacation days. Finally, Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy. The forgoing notwithstanding, Employee’s travel and entertainment shall be on a most favored nations basis with all other Presidents of Divisions.
     5. Company shall request that the Compensation Committee of Lions Gate (“CCLG”) authorize and grant Employee 100,000 common share units (“Grants”) of Lions Gate Entertainment Corp. in accordance with the terms and conditions of the existing and/or future Employee Stock Plan (“Plan”). Employee acknowledges that this Grant of stock is subject to the approval of the CCLG. The award date (“Award Date”) shall be the date of the board meeting when the Grant is approved. The Grant shall vest as follows:
50% on March 31, 2008 and 50% on March 31, 2009
     When the Company obtains an additional allotment of shares under the Plan, Company shall grant Employee 25,000 common share units (“ Further Grants”) of Lions Gate Entertainment Corp. in accordance with the terms and conditions of the existing and/or future Employee Stock Plan (“Plan”). The Grant shall vest as follows:
50% on March 31, 2008 and 50% on March 31, 2009
     If the Company does not obtain an addition allotment of shares, then it shall pay Employee in cash the value of such Further Grants on the date such Further Grants were to have vested.
     If any employee’s stock options or shares that are issued under the Employee Stock Option Plan accelerate in vesting schedule as a result of a change of control, Employee’s previously stock options, Further Grants, and shares issued hereunder shall likewise accelerate in vesting schedule
     For the sake of clarity, all options granted under Employee’s prior employment agreement shall continue to vest in accordance with the terms of such prior agreement.
     Employee represents and warrants that during the Term hereof, Employee shall hold at least 5000 shares of common shares of the Company.
     6. Employee agrees that the Company Employee Handbook outlines other policies, which will apply to Employee’s employment, and Employee acknowledges receipt of such handbook. Please note, however, that the Company retains the right to revise, modify or delete any policy or benefit plan it deems appropriate.

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     7. This Agreement shall terminate upon the happening of any one or more of the following events:
          (a) The mutual written agreement between Company and Employee; or
          (b) The death of Employee. However, in the event of the death of Employee, all granted shares and stock options shall immediately vest; or
          (c) Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing his duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured disability within ten days of written notice; or
          (d) The determination on the part of Company that “cause” exists for termination of this Agreement; “cause” being defined as any of the following: 1) Employee’s conviction of a felony or plea of nolo contendere to a felony except in connection with a traffic violation; 2) commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder; 3) material breach of this Agreement by Employee causing material to the Company; or 4) any act of misconduct by Employee having a substantial adverse effect on the business or reputation of Company.
          (e) Without Cause. In such case, Employee shall be entitled to receive the Base Salary and Bonuses set forth in Section 2 through the conclusion of the Term subject to Employee’s obligation to mitigate in accordance with California Law. In the alternative, at Company’s discretion, if Employee is terminated by Company for any reason other than as set forth in sub-paragraphs 7(a)-(d), a severance amount equal to 50% of the balance of the compensation still owing to Employee under Section 2(a) hereof at the time of termination shall be paid to Employee by Company (the “Pay-Out”), which payment shall relieve Company of any and all base salary obligations to Employee. Other than the Bonus set forth in paragraph 2(b)(iv) (the Change of Control Bonus – which shall vest and be payable as set forth in paragraph 2(b)(iv)), in the event that Company elects the Pay-Out, all bonuses shall be paid on a prorated basis in the year of termination in proportion to the amount of such year worked by Employee and shall not be payable in subsequent years. In the final year of the Term, the Company may not elect the Pay-Out alternative.
     The forgoing notwithstanding, if Employee is not terminated contemporaneous with a Change of Control, but is terminated subsequent thereto Without Cause or by any diminution in responsibility as measured against Employee’s responsibilities prior to the Change of Control (in which case Employee shall be entitled to terminate for Good Cause), then Company shall pay Employee in one lump sum, all compensation owing under paragraph 2 and 5 hereof. If the Company is purchased by larger entity, it shall not be considered a diminution in responsibility if Employee is made either (i) General Counsel or (ii) EVP, Operations of that larger entity. However, it shall be considered a diminution in responsibility if Employee is required to report to another person

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performing a legal role in such larger entity, General Counsel or otherwise unless Employee consents.
     In the event that this Agreement is terminated pursuant to sub-paragraphs (a)-(d) above neither Company nor Employee shall have any remaining duties or obligations hereunder, except that Company shall pay to Employee, only such compensation as is earned under Section 2 as of the date of termination.
     8. Employee’s services shall be exclusive to Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Company in connection with the regular conduct of its business; to render services during Employee’s employment hereunder whenever and wherever and as often as Company may reasonably require in a competent, conscientious and professional manner, and as instructed by Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.
     9. Employee agrees that Company shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, Company shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by the Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with his employment hereunder. All copyrightable works that Employee creates in connection with his obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee’s full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee will not charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that

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intellectual property which related at the time of conception to the Company’s then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Executive) does not apply fully to an invention which qualifies fully under California Labor Code Section 2870.
     10. Employee shall not assign any of his rights or delegate any of his duties under this Agreement.
     11. The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of his duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Company and regularly used in the operation of Company’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes Company’s trade secrets. Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of his employment for Company. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of Company that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. . Employee shall not use any such confidential information in connection with any other employment and/or business opportunities following the Term. In addition, in order to protect the Confidential Information, Employee agrees that during the Term and for a period of two (2) years thereafter, Employee will not, directly or indirectly, induce or entice any other executive of the Company to leave such employment or cause anyone else to leave such employment.
     12. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be instituted within one year after the controversy or claim arose or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order of judgment pursuant to such arbitration shall be deemed final and binding and may be

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entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order of judgment. Company shall pay for the administrative costs of such hearing and proceeding.
     13. This Agreement expresses the binding and entire Agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. All modifications or amendments to the Agreement must be in writing, signed by both parties.
     Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me.
     Wayne, please call Nancy Coleman at (310) 255-3929 if you have any questions.
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Very truly yours,
LIONS GATE FILMS INC.
/s/ Steve Beeks
Steve Beeks
President, Lions Gate Entertainment

AGREED AND ACCEPTED
This 9th day of May, 2006

/s/ Wayne Levin

Wayne Levin